DENTONS

USD 165,000,000 single currency revolving facility agreement
Originally dated 14 October 2020, as amended (including by way of amendment and restatement agreements dated 7 December 2020, 18 November 2021, 13 October 2022, 12 October 2023 and 9 October 2024) and as amended and restated on the Effective Date

StoneX Financial Ltd (the Borrower) StoneX Group Inc. (the Parent) Barclays Bank PLC (as Agent) Barclays Bank PLC (as Coordinator)
Dentons UK and Middle East LLP One Fleet Place London EC4M 7WS United Kingdom DX 242
APJ/MSXM/076001.00588/1023271103.9Contents (1)

Contents
1    Definitions and interpretation    1
Section 2 – The Facility    23
2    The Facility    23
3    Purpose    29
4    Conditions of Utilisation    30
Section 3 – Utilisation    31
5    Utilisation    31
Section 4 – Repayment, prepayment and cancellation    33
6    Ancillary Facilities    33
7    Repayment    37
8    Prepayment and cancellation    39
Section 5 – Costs of Utilisation    43
9    Interest    43
10    Interest Periods    44
11    Break Costs    44
12    Fees    44
Section 6 – Additional payment obligations    46
13    Tax gross-up and indemnities    46
14    Increased Costs    54
15    Other indemnities    56
16    Mitigation by the Lenders    57
17    Costs and expenses    58
Section 7 - Guarantee    59
18    Guarantee and indemnity    59
Section 8 – Representations, undertakings and Events of Default    62
19    Representations    62
20    Information undertakings    66
21    Financial covenants    69
22    General undertakings    69
APJ/MSXM/076001.00588/1023271103.9Contents (1)

23    Events of Default    75
Section 9 – Changes to Parties    80
24    Changes to the Lenders    80
25    Changes to the Obligors    85
26    Restriction on Debt Purchase Transactions    85
Section 10 – The Finance Parties    86
27    Role of the Agent    86
28    Conduct of business by the Finance Parties    95
29    Sharing among the Finance Parties    95
Section 11 – Administration    98
30    Payment mechanics    98
31    Set-off    102
32    Notices    102
33    Calculations and certificates    104
34    Partial invalidity    105
35    Remedies and waivers    105
36    Amendments and waivers    105
37    Confidential Information    108
38    Counterparts    113
39    Bail-In    113
40    Waiver of consequential damages    114
41    USA Patriot Act    115
Section 12 – Governing law and enforcement    116
42    Governing law    116
43    Enforcement    116
Schedule 1 – The Lenders (as at the Effective Date)    117
Schedule 2 – Conditions precedent    118
Schedule 3 – Utilisation Request    120
Schedule 4 – Form of Transfer Certificate    121
Schedule 5 – Form of Assignment Agreement    124
APJ/MSXM/076001.00588/1023271103.9Contents (2)

Schedule 6 – Form of Compliance Certificate    127
Schedule 7 – Form of Extension Request    128
Schedule 8 – Timetables    129
Schedule 9 – Form of Increase Confirmation    130
Schedule 10 – Form of Accordion Option Notice    133

APJ/MSXM/076001.00588/1023271103.9Contents (3)

Facility agreement
Originally dated 14 October 2020
Between
(1)StoneX Group Inc., a corporation incorporated in Delaware in the US with registered number 2141726 (the Parent);
(2)StoneX Financial Ltd, a company incorporated in England and Wales with registered number 05616586 (the Borrower);
(3)The financial institutions listed in Schedule 1 (The Lenders) as lenders (the Original Lenders);
(4)Barclays Bank PLC as agent of the other Finance Parties (the Agent); and
(5)Barclays Bank PLC as coordinator on behalf of the Finance Parties (the Coordinator).
It is agreed:
Section – Interpretation
1Definitions and interpretation
1.Definitions
In this Agreement:
Acceptable Bank means:
(a)a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or
(b)    any other bank or financial institution approved by the Agent.
Accordion Option means the option available to the Borrower (in accordance with Clause 2.6 (Accordion option)) to request an increase in the Total Commitments.
Accordion Option Notice means a notice substantially in the form set out in Schedule 10 (Form of Accordion Option Notice).
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Amendment and Restatement Agreements means the First Amendment and Restatement Agreement, the Second Amendment and Restatement Agreement, the Third Amendment and Restatement Agreement, the Fourth Amendment and Restatement Agreement, the Fifth Amendment and Restatement Agreement and the Sixth Amendment and Restatement Agreement.
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Ancillary Commencement Date means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Facility.
Ancillary Commitment means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 6 (Ancillary Facilities) to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.
Ancillary Document means each document relating to or evidencing the terms of an Ancillary Facility.
Ancillary Facility means any ancillary facility made available by an Ancillary Lender in accordance with Clause 6 (Ancillary Facilities).
Ancillary Lender means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 6 (Ancillary Facilities).
Ancillary Outstandings means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the following amounts outstanding under that Ancillary Facility:
(b)the principal amount under each overdraft facility and on-demand short term loan facility (net of any Available Credit Balance);
(c)the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and
(d)the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.
Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
Availability Period means the period from and including the date of this Agreement to and including the Termination Date.
Available Commitment means a Lender's Commitment minus (subject as set out below):
(e)the amount of its participation in any outstanding Loans and the aggregate of its Ancillary Commitments; and
(f)in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date and the amount of its
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and its Affiliate's Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.
For the purposes of calculating a Lender's Available Commitment in relation to any proposed Loan the following amounts shall not be deducted from that Lender's Commitment:
(i)that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date; and
(ii)that Lender's (and its Affiliate's) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.
Available Credit Balance means, in relation to an Ancillary Facility, credit balances on any account of the Borrower with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by the Borrower under that Ancillary Facility.
Available Facility means the aggregate for the time being of each Lender's Available Commitment.
Beneficial Ownership Regulation means 31 C.F.R. §1010.230.
Benefit Plan means any of:
(a)     an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA;
(b)     a “plan” as defined in and subject to Section 4975 of the Code; or
(c)     any entity whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
Borrower Group means the Borrower and its Subsidiaries for the time being.
Break Costs means the amount (if any) by which:
(a)the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York.
Cash Equivalent Investments means at any time:
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(c)certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(d)any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;
(e)commercial paper not convertible or exchangeable to any other security:
(i)for which a recognised trading market exists;
(ii)issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;
(iii)which matures within one year after the relevant date of calculation; and
(iv)which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(f)sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);
(g)any investment in money market funds which:
(i)have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited; and
(ii)invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above, to the extent that investment can be turned into cash on not more than 30 days' notice;
(h)repurchase agreements entered into by any entity with a bank or trust company (including any of the Lenders) or recognised securities dealer having capital and surplus in excess of USD 500,000,000 for direct obligations issued by or fully guaranteed by the government of the United States of America, or the government of the United Kingdom, in which such entity shall have a perfected first priority security interest (subject to no other Security) and having, on the date of purchase thereof, a fair market value of at least 100 per cent of the amount of the repurchase obligations; or
(i)any other debt security approved by the Majority Lenders, in each case, to which any Obligor or member of the Borrower Group is alone (or together with any other Obligor or member of the Borrower Group) beneficially entitled at that time and
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which is not issued or guaranteed by any Obligor or member of the Borrower Group or subject to any Security.
Central Bank Rate means:
(a)the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or
(b)if that target is not a single figure, the arithmetic mean of:
(i)the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and
(ii)the lower bound of that target range.
Central Bank Rate Adjustment means in relation to the Central Bank Rate prevailing at close of business on any SOFR Banking Day, the mean (calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent)) of the Central Bank Rate Spreads for the five most immediately preceding SOFR Banking Days for which SOFR was available, excluding the days with the highest (and, if there is more than one highest spread, only one of those highest spreads) and lowest spreads (and, if there is more than one lowest spread, only one of those lowest spreads) to the Central Bank Rate.
Central Bank Rate Spread means, in relation to any SOFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) of:
(a)SOFR for that SOFR Banking Day; and
(b)the Central Bank Rate prevailing at close of business on that SOFR Banking Day.
Code means the US Internal Revenue Code of 1986.
Commitment means:
(a)in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Lenders) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and
(b)in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.6 (Accordion option), to the extent not cancelled, reduced or transferred by it under this Agreement.
Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).
Confidential Information means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a
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Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(c)any member of the Group or any of its advisers; or
(d)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidential Information);
(ii)is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers;
(iii)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
Confidentiality Undertaking means a confidentiality undertaking substantially in a form recommended by the LMA or in any other form agreed between the Borrower and the Agent.
CTA means the Corporation Tax Act 2009.
Daily Rate means, for any SOFR Banking Day:
(a)SOFR for that SOFR Banking Day;
(b)if SOFR is not available for that SOFR Banking Day, the percentage rate per annum which is the aggregate of:
(i)    the Central Bank Rate for that SOFR Banking Day; and
(ii)    the applicable Central Bank Rate Adjustment; or
(c)if paragraph (b) above applies but the Central Bank Rate for that day is not available, the percentage rate per annum which is the aggregate of:
(i)the most recent Central Bank Rate for a day which is no more than five SOFR Banking Days before that day; and
(ii)the applicable Central Bank Rate Adjustment.
Debt Purchase Transaction means, in relation to a person, a transaction where such person:
(a)purchases by way of assignment or transfer;
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(b)enters into any sub-participation in respect of; or
(c)enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
Default means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Defaulting Lender means any Lender:
(d)which has failed to make its participation in a Loan available (or has notified the Agent or the Parent (which has notified the Agent) that it will not make its participation in a Loan available) by close of business on the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);
(e)which has otherwise rescinded or repudiated a Finance Document; or
(f)with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event,
and payment is made within five Business Days of its due date; or
(ii)the Lender is disputing in good faith whether it is contractually obliged to make the payment in question:
Designated Gross Amount means the amount notified by the Borrower to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.
Designated Net Amount means the amount notified by the Borrower to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.
Disruption Event means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
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(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Effective Date means the "Effective Date" as defined in the Sixth Amendment and Restatement Agreement.
Effective Parent Facility Agreement means the Parent Facility Agreement, as amended and/or restated from time to time.
Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a member of the Group.
Enhanced Daily Rate means, in relation to any day, the percentage rate per annum which is the aggregate of:
(a)the Daily Rate for the day falling two days before that day (the Relevant Day), or if the Relevant Day is not a SOFR Banking Day, the immediately preceding SOFR Banking Day; and
(b)     0.00644 per cent. per annum,
and, in each case, if that rate is less than zero, the Enhanced Daily Rate shall be deemed to be zero.
ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
Event of Default means any event or circumstance specified as such in Clause 23 (Events of Default).
Extension Option means the option of the Borrower to request an extension of the Termination Date in accordance with the provisions of Clause 2.5 (Extension Option).
Extension Request means a request made by the Borrower under Clause 2.5 (Extension Option) to extend the Termination Date substantially in the form of Schedule 7 (Form of Extension Request).
Facility means the revolving loan facility made available under this Agreement as described in paragraph (a) of Clause 2 (The Facility).
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Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
FATCA means:
(b)sections 1471 to 1474 of the Code or any associated regulations;
(c)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(d)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
FATCA Application Date means:
(e)in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(f)in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
FCA means the Financial Conduct Authority, or any of its authorised successors.
Fee Letter means:
(g)any letter or letters dated on or about the date of this Agreement between the Agent and the Borrower setting out any of the fees referred to in Clause 12 (Fees);
(h)any letters or letters dated on or about the date of an Amendment and Restatement Agreement between the Agent and the Borrower setting out any of the fees referred to in Clause 12 (Fees) of this Agreement and/or between any Lender and the Borrower setting out any of the fees set out in clause 7 of the Third Amendment and Restatement Agreement;
(i)any agreement setting out fees payable to the Agent or a Lender in connection with an exercise of the Accordion Option; and
(j)any agreement setting out fees payable to a Finance Party referred to in Clause 12.4 (Interest, commission and fees on Ancillary Facilities) or under any other Finance Document.
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Fifth Amendment and Restatement Agreement means the amendment and restatement agreement dated 9 October 2024 between the Obligors, the Lenders, the Agent and the Coordinator.
Finance Document means this Agreement, the First Amendment and Restatement Agreement, the Second Amendment and Restatement Agreement, the Third Amendment and Restatement Agreement, the Fourth Amendment and Restatement Agreement, the Fifth Amendment and Restatement Agreement, the Sixth Amendment and Restatement Agreement, any Ancillary Document, any Fee Letter, any Extension Request, any Accordion Option Notice and any other document designated as such by the Agent and the Borrower.
Finance Lease means any lease or hire purchase contract, a liability under which would, in accordance with GAAP, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with the GAAP in force prior to 1 January 2019, have been treated as an operating lease).
Finance Party means the Agent, a Lender or any Ancillary Lender.
Financial Indebtedness means any indebtedness for or in respect of:
(k)moneys borrowed;
(l)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(m)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(n)the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);
(o)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(p)any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;
(q)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);
(r)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(s)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
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First Amendment and Restatement Agreement means the amendment and restatement agreement dated 7 December 2020 between the Obligors, Barclays Bank PLC as Original Lender and the Agent.
Fourth Amendment and Restatement Agreement means the amendment and restatement agreement dated 12 October 2023 between the Obligors, the Lenders, the Agent and the Coordinator.
GAAP means:
(t)in respect of the Borrower, generally accepted accounting principles in the United Kingdom, including IFRS; and
(u)in respect of the Parent, generally accepted accounting principles in the US.
Group means the Parent and its Subsidiaries for the time being.
Gross Outstandings means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words "(net of any Available Credit Balance)" in paragraph (a) of the definition of Ancillary Outstandings were deleted.
HMT means His Majesty's Treasury of the United Kingdom.
Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.
IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
Impaired Agent means the Agent at any time when:
(v)it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(w)the Agent otherwise rescinds or repudiates a Finance Document;
(x)(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or
(y)an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and
payment is made within five Business Days of its due date; or
(ii)the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
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Increase Confirmation means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation).
Increase Lender has the meaning given to that term in Clause 2.2 (Increase).
Insolvency Event in relation to an entity means that the entity:
(a)is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(g)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);
(h)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(i)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
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(j)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Interest Period means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).
Investment means any direct or indirect investment by an entity, whether by means of:
(a)    the purchase or other acquisition of an equity interest in another entity;
(b)    a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another entity; or
(c)    the acquisition of all or any substantial part of the property of, or a line of business or division of, another entity.
ITA means the Income Tax Act 2007.
Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
Lender means:
(k)any Original Lender; and
(l)any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 2.2 (Increase) or Clause 24 (Changes to the Lenders),
which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.
LMA means the Loan Market Association.
LME means the recognised investment exchange and regulated market operated by The London Metal Exchange (FS Register number 207387).
LME Clear means LME Clear Limited (registered in England and Wales under company number 07611628).
LME Rules and Procedures means LME Clear Limited Rules and Procedures published on 22 April 2019 (as varied, amended and/or supplemented from time to time).
Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
Majority Lenders means a Lender or Lenders whose Commitments aggregate more than [50] per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50 per cent. of the Total Commitments immediately prior to the reduction).
Margin means 2.50 per cent. per annum.
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Material Adverse Effect means a material adverse effect on:
(m)the business, operations, property or condition (financial or otherwise) of the Group taken as a whole;
(n)the ability of an Obligor to perform its obligations under the Finance Documents; or
(o)the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(p)(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day;
(q)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(r)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Multi-account Overdraft means an Ancillary Facility which is an overdraft facility comprising more than one account.
Multiple Employer Plan means a Plan which has two or more contributing sponsors (including the Parent or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
Net Outstandings means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft
New Lender has the meaning given to that term in Clause 24 (Changes to the Lenders).
Obligor means the Borrower or the Parent.
OFAC means the Department of the Treasury's Office of Foreign Assets Control of the United States of America.
Original Financial Statements means:
(s)in relation to the Borrower, the audited consolidated financial statements of the Borrower Group for the financial year ended 2024; and
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(t)in relation to the Parent, its audited financial statements for its financial year ended 2024.
Parent Facility Agreement means the amended and restated credit agreement dated as of 3 June 2025 between, amongst others, the Parent (as borrower) and Bank of America, N.A. (as administrative agent, swing line lender and L/C issuer).
Party means a party to this Agreement.
Pension Plan means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Parent and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
Permitted Acquisition means:
(u)an acquisition by an Obligor or a member of the Borrower Group of an asset sold, leased, transferred or otherwise disposed of by another Obligor or member of the Borrower Group in circumstances constituting a Permitted Disposal;
(v)an acquisition of shares or securities in an existing Subsidiary for non-cash consideration;
(w)an acquisition of securities which are Cash Equivalent Investments;
(x)in respect of the Parent, any acquisition or any incorporation of a Subsidiary that it is permitted to make under the terms of:
(i) the Parent Facility Agreement; or
(ii)to the extent that the relevant provision(s) of the Parent Facility Agreement have been amended and/or waived and such amended/waived provision(s) does/do not, and could not, relate to any member of the Borrower Group, the Effective Parent Facility Agreement;
(y)the incorporation of a company which on incorporation becomes a member of the Borrower Group, but only if that company is incorporated the European Union or the United Kingdom with limited liability;
(z)an acquisition (not being an acquisition by the Parent or the Borrower), for cash consideration, of (A) all of the issued share capital of a limited liability company or (B) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern, but only if:
(i)no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;
(ii)the acquired company, business or undertaking is incorporated or established, and carries on its principal business in, the European Union or the United Kingdom and is engaged in a business substantially the same as that carried on by an Obligor or the Borrower Group;
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(iii)the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition (when aggregated with the consideration (including associated costs and expenses) for any other Permitted Acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in any such acquired companies or businesses at the time of acquisition (the Total Purchase Price) does not in any financial year of the Borrower exceed in aggregate USD 50,000,000 or its equivalent, and only if such acquisition is not funded by a Loan.
For the purposes of calculating the consideration paid in any financial year of the Borrower under paragraph (f)(iii) above, any deferred portion of the Total Purchase Price and/or any earn-out payments in connection with an acquisition shall be only that counted in the financial year in which such amount is actually paid.
Permitted Disposal means any disposal permitted under paragraph (b) of Clause 22.4 (Disposals).
Permitted Financial Indebtedness means Financial Indebtedness:
(a)to the extent covered by a letter of credit, guarantee or indemnity issued under an Ancillary Facility;
(b)arising under the Parent Facility Agreement, including any incremental term facility permitted under the terms of the Parent Facility Agreement;
(c)in respect of the Parent, that it is permitted to incur under the terms of:
(i)the Parent Facility Agreement (including any refinancing of such Financial Indebtedness which is permitted under the terms of the Parent Facility Agreement); or
(ii)to the extent that the relevant provision(s) of the Parent Facility Agreement have been amended and/or waived and such amended/waived provision(s) does/do not, and could not, relate to any member of the Borrower Group, the Effective Parent Facility Agreement (including any refinancing of such Financial Indebtedness which is permitted under the terms of the Effective Parent Facility Agreement);
(d)arising under:
(i)a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade, but not a foreign exchange transaction for investment or speculative purposes; or
(ii)an interest rate transaction for spot or forward delivery entered into in connection with protection against fluctuation in interest rates where that interest rate exposure arises in the ordinary course of trade, but not an interest rate transaction for investment or speculative purposes.
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(e)of any person acquired by a member of the Borrower Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and Permitted Refinancings of such Financial Indebtedness;
(f)under Finance Leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Borrower Group does not exceed USD 5,000,000 (or its equivalent in other currencies) at any time;
(g)arising under a warrant financing facility agreement entered into between the Borrower and Bank of China Limited, London Branch prior to the date of this Agreement on the terms that are in place as at the date of this Agreement up to a maximum principal amount of USD 75,000,000 (or such lower amount as agreed between the Borrower and each of the Lenders);
(h)incurred by a member of the Borrower Group under credit facilities which are permitted under the Parent Facility Agreement and which are entered into to finance the purchase of metal warrants or metal leases as lessee or lessor; and
(i)not permitted by the preceding paragraphs and the outstanding amount of which does not exceed USD 5,000,000 (or its equivalent in other currencies) in aggregate for the Borrower Group at any time.
Permitted Refinancing means, with respect to any entity, any modification, refinancing, refunding, renewal or extension of any Financial Indebtedness of such entity, provided that:
(a)    the principal amount thereof does not exceed the principal amount of the Financial Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilised thereunder;
(b)    such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than, the remaining weighted average life to maturity of, the Financial Indebtedness being modified, refinanced, refunded, renewed or extended;
(c)    at the time thereof, no Default shall have occurred and be continuing;
(d)    if such Financial Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the liabilities of the Obligors under the Finance Documents, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the those liabilities on terms at least as favourable to the Lenders as those contained in the documentation governing the Financial Indebtedness being modified, refinanced, refunded, renewed or extended;
(e)    the terms and conditions (excluding as to subordination and redemption premium) of any such modified, refinanced, refunded, renewed or extended Financial Indebtedness, taken as a whole, shall not be materially less favourable to the
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Obligors than the Financial Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole and the interest rate applicable to any such modified, refinanced, refunded, renewed or extended Indebtedness shall not exceed the then applicable market rate of interest;
(f)    if such Financial Indebtedness being modified, refinanced, refunded, renewed or extended was unsecured, such modification, refinancing, refunding, renewal or extension shall also be unsecured (unless otherwise permitted under the terms of this Agreement);and
(h)    such modification, refinancing, refunding, renewal or extension is incurred by one or more entities which is an obligor of the Financial Indebtedness being modified, refinanced, refunded, renewed or extended.
Permitted Reorganisation means the reorganisation of the Group in accordance with the organisational charts and other information provided to the Finance Parties prior to the date of this Agreement, and which arises as a result of the acquisition of GAIN Capital Holdings Inc. by the Parent.
Plan means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Parent or any ERISA Affiliate or any such Plan to which the Parent or any ERISA Affiliate is required to contribute on behalf of any of its employees.
Qualifying Lender has the meaning given to it in Clause 13 (Tax gross-up and indemnities).
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
Relevant Market means the London interbank market.
Repeating Representations means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing law and enforcement), 19.9 (No default), 19.10 (No misleading information), 19.11 (Financial statements), 19.12 (Pari passu ranking), 19.13 (No proceedings), 19.17 (Investment Company Act) and 19.18 (Margin Stock).
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Restricted Party means a person that is:
(a)listed on, or owned or controlled by a person listed on, a Sanctions List, or a person acting on behalf of such a person;
(b)located in or organised under the laws of a country or territory that is the subject of country-wide or territory-wide Sanctions, or a person who is owned or controlled by, or acting on behalf of such a person; or
(c)otherwise a subject of Sanctions.
Rollover Loan means one or more Loans:
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(a)made or to be made on the same day that a maturing Loan is due to be repaid;
(b)the aggregate amount of which is equal to or less than the amount of the maturing Loan; and
(c)made or to be made to the same Borrower for the purpose of refinancing that maturing Loan.
Sanctions means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.
Sanctions Authority means:
(d)the United Nations;
(e)the US;
(f)the European Union;
(g)the United Kingdom of Great Britain and Northern Ireland; and
(h)the governments and official institutions or agencies of any of paragraphs (a) to (d) above, including OFAC, the US Department of State, and HMT.
Sanctions List means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by His Majesty's Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time.
Second Amendment and Restatement Agreement means the amendment and restatement agreement dated 18 November 2021 between the Obligors, the Lenders and the Agent.
Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
Sixth Amendment and Restatement Agreement means the amendment and restatement agreement dated _____________ 2025 between the Obligors, the Lenders, the Agent and the Coordinator.
SOFR means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
SOFR Banking Day means any day other than:
(a)    a Saturday or Sunday; and
(b)    a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.
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Specified Time means a day or time determined in accordance with Schedule 8 (Timetables).
Subsidiary means:
(i)a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006; and
(j)a subsidiary within the meaning of section 1159 of the Companies Act 2006.
Tangible Net Assets has the meaning given to that term in Clause 21.1 (Financial definitions).
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Termination Date means, subject to the provisions of Clause 2.5 (Extension Option), the date falling 12 Months after the Effective Date.
Third Amendment and Restatement Agreement means the amendment and restatement agreement dated 13 October 2022 between the Obligors, the Lenders and the Agent.
Total Commitments means the aggregate of the Commitments, being $165,000,000 as at the Effective Date.
Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
Transfer Date means, in relation to an assignment or a transfer, the later of:
(k)the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(l)the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
US means the United States of America.
Utilisation means a utilisation of the Facility.
Utilisation Date means the date of a Utilisation, being the date on which a Loan is to be made.
Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
VAT means:
(m)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
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(n)any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph  (a) above, or imposed elsewhere.
2.Construction
(a)Unless a contrary indication appears, any reference in this Agreement to:
(i)the Agent, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)assets includes present, future, actual and contingent properties, revenues and rights of every description;
(iii)a Finance Document or any other agreement or instrument (other than the Parent Facility Agreement) is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated or replaced from time to time;
(iv)a group of Lenders includes all the Lenders;
(v)debt or indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(vi)a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(vii)a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(viii)a provision of law is a reference to that provision as amended or re-enacted from time to time; and
(ix)a time of day is a reference to London time.
(b)The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)Section, Clause and Schedule headings are for ease of reference only.
(d)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(e)The Borrower providing cash cover for an Ancillary Facility means the Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account and the following conditions being met:
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(i)either:
(A)the account is in the name of the Borrower and is with the Ancillary Lender for which that cash cover is to be provided and, until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; or
(B)the account is in the name of the Ancillary Lender for which that cash cover is to be provided; and
(ii)the Borrower has executed documentation, in form and substance satisfactory to the Finance Party for which that cash cover is to be provided, creating a first ranking security interest, or other collateral arrangement, in respect of the amount of that cash cover.
(f)A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.
(g)The Borrower repaying or prepaying Ancillary Outstandings means:
(i)the Borrower providing cash cover in respect of those Ancillary Outstandings;
(ii)the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or
(iii)the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility, and the amount by which a Ancillary Outstandings are repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.
(h)An amount borrowed includes any amount utilised under an Ancillary Facility.
(i)A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.
(j)References to "the date of this Agreement" are to 14 October 2020.
3.Currency symbols and definitions
$, USD and dollars denote the lawful currency of the US.
4.Third party rights
(a)Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.
(b)Subject to Clause 36.3 (Other exceptions) but otherwise, notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
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Section – The Facility
2The Facility
1.The Facility
(a)Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar revolving loan facility in an aggregate amount equal to the Total Commitments.
(b)Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make all or part of its Commitment available to the Borrower as an Ancillary Facility.
2.Increase
(a)The Borrower may by giving prior notice to the Agent by no later than the date falling 10 days after the effective date of a cancellation of:
(i)the Available Commitments of a Defaulting Lender in accordance with Clause 8.7 (Right of cancellation in relation to a Defaulting Lender); or
(ii) the Commitment of a Lender in accordance with:
(A)Clause 8.1 (Illegality); or
(B)paragraph (a) of Clause 8.6 (Right of replacement or repayment and cancellation in relation to a single Lender), request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount of up to the amount of the Commitment so cancelled as follows:
(iii)the increased Commitments will be assumed by one or more Eligible Institutions (each an Increase Lender) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;
(iv)each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;
(v)each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;
(vi)the Commitments of the other Lenders shall continue in full force and effect; and
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(vii)any increase in the Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.
(b)The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.
(c)The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.
(d)Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.
(e)The Borrower shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.
(f)The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 24.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 24.6 (Procedure for transfer) and if the Increase Lender was a New Lender.
(g)The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a letter between the Borrower and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (g).
(h)Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.
(i)Clause 24.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)an Existing Lender were references to all the Lenders immediately prior to the relevant increase;
(ii)the New Lender were references to that Increase Lender; and
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(iii)a re-transfer and re-assignment were references to respectively a transfer and assignment.
3.Finance Parties' rights and obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
4.Obligors' Agent
(a)The Parent by its execution of this Agreement irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give and receive all notices and instructions and other communications, to make such agreements and to effect the relevant amendments, supplements, variations and waivers capable of being given, made or effected by the Parent notwithstanding that they may affect the Parent, without further reference to or the consent of the Parent; and
(ii)each Finance Party to give any notice, demand or other communication to the Parent pursuant to the Finance Documents to the Borrower, and in each case the Parent shall be bound as though the Parent itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
(b)Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Borrower or given to the Borrower under any Finance Document on behalf of the Parent or in connection with any Finance Document (whether or not known to the Parent) shall be binding for all purposes on the Parent as if the Parent had expressly made, given or
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concurred with it. In the event of any conflict between any notices or other communications of the Borrower and the Parent, those of the Borrower shall prevail.
5.Extension Option
(a)Subject to the provisions of this Clause 2.5, the Borrower may request the exercise of the Extension Option by submitting an Extension Request to the Agent. The Borrower may submit no more than two Extension Requests. Any Extension Request is irrevocable and may not be withdrawn.
(b)An Extension Request shall not be valid unless it is delivered to the Agent on a Business Day falling not more than 60 days and not less than 30 days prior to the Termination Date which then applies (the Existing Termination Date). The Agent shall promptly forward any Extension Request to the Lenders.
(c)Upon receipt of an Extension Request, each Lender (acting in its sole discretion) shall have the right to decide whether to accept or decline it, and if it agrees to accept it, what conditions (if any) it may wish to impose on its provision.
(d)If a Lender agrees to accept the Extension Request then it must notify the Agent of its acceptance (such notice being a Notice of Extension) by no later than the date falling 20 days prior to the Existing Termination Date. Upon receipt of such Notice of Extension, the Agent shall promptly forward the same to the Borrower. If a Lender does not give such Notice of Extension by such date, that Lender shall be deemed to have refused that extension. Nothing shall oblige a Lender to agree to an Extension Request.
(e)If a Lender has agreed to the request made in the Extension Request then, subject to paragraph (g) below, the Termination Date applicable to that Lender shall be extended to the date falling 365 days after the Existing Termination Date.
(f)If a Lender has declined the request made in the Extension Request, the Borrower shall repay that Lender's participation in the Loans made to the Borrower on the Existing Termination Date.
(g)Any agreement of a Lender under this Clause 2.5 to extend the Termination Date in respect of its Commitments is subject to the further conditions precedent that on the date of the Extension Request and the date upon which it is proposed that the Termination Date is extended in accordance with paragraph (e) above:
(i)the Repeating Representations are true in all material respects; and
(ii)no Default is continuing or would be reasonably likely to result from the proposed extension.
(h)On or before any extension of the Termination Date, the Borrower shall pay to the Agent an extension fee in an amount to be agreed at the time that the Extension Request is delivered (such fee to be determined as a percentage of Commitments and distributed by the Agent to the Lenders who have agreed to extend their Commitments (on a pro rata basis)).
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6.Accordion option
(a)At any time during the term of this Agreement, the Borrower may deliver an Accordion Option Notice to the Agent requesting that the Total Commitments be increased by an amount (the Additional Commitment) which, when aggregated with all other amounts by which the Total Commitments have been increased by means of the operation of this Clause 2.6 since the Effective Date, does not exceed USD 35,000,000. Each Additional Commitment must be for a minimum of USD 10,000,000 and no more than four Accordion Option Notices may be delivered during the term of this Agreement.
(b)Upon receipt of an Accordion Option Notice, the Agent shall promptly notify the Lenders.
(c)Each Accordion Option Notice will not be regarded as being duly completed unless it confirms:
(i)the identity of each Lender or other bank, financial institution, trust, fund or other entity (each, an Accordion Lender) selected by the Borrower (each of which shall not be a member of the Group) that is willing to assume all of the obligations of a Lender corresponding to an Additional Commitment; and
(ii)that on the date of that Accordion Option Notice the Repeating Representations to be made by each Obligor are true in all material respects and no Default is continuing or would result from the increase in Commitments, and shall be validly delivered only if executed by the Borrower and each applicable Accordion Lender.
(d)No existing Lender shall (unless otherwise agreed by that Lender) be obliged to provide any Additional Commitment.
(e)The Borrower may only implement Additional Commitments to the extent that following implementation of any requested increase, the Total Commitments do not at any time after the date of this Agreement exceed USD 200,000,000 in aggregate.
(f)All Additional Commitments shall be made available on the same terms (including as to Margin, fees, ranking, pro rata sharing, availability period, currencies in which the Additional Commitments may be drawn and termination date) as the Facility and the Additional Commitments may not enjoy the benefit of any more onerous financial covenants or other terms than apply to the Facility generally.
(g)Following the delivery of a valid Accordion Option Notice, the requested Additional Commitments shall become effective on the later of:
(i)the date specified in that Accordion Option Notice as the date on which the proposed increase in the Commitments is to take effect;
(ii)the execution by the Agent of the Accordion Option Notice (and the Agent shall, subject to paragraph (iii) below, as soon as reasonably practicable after receipt by it of a duly completed Accordion Option Notice appearing on its
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face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Accordion Option Notice); and
(iii)in relation to an Accordion Lender which is not a Lender immediately prior to the relevant increase, the date on which the Agent confirms that it has completed all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption by the Accordion Lender of the relevant Additional Commitments, the completion of which the Agent shall promptly notify to the Borrower and the Accordion Lender, such date being the Accordion Option Increase Date.
(h)The introduction of Additional Commitments pursuant to this Clause 2.6 shall occur as follows:
(i)the increase in the Total Commitments shall take effect on the Accordion Option Increase Date;
(ii)each Additional Commitment will be assumed by the relevant Accordion Lender, each of whom by executing the relevant Accordion Option Notice confirms its willingness to assume and does assume all of the obligations of a Lender corresponding to that part of the Additional Commitments which it is to assume, as if it had been an Original Lender;
(iii)each of the Obligors and each Accordion Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Accordion Lender would have assumed and/or acquired had the Accordion Lender been an Original Lender;
(iv)to the extent not already a Party as a Lender, each Accordion Lender shall become a Party as a Lender and each Accordion Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Accordion Lender and those Finance Parties would have assumed and/or acquired had the Accordion Lender been an Original Lender; and
(v)the Commitments of the other Lenders shall continue in full force and effect (and, for the avoidance of doubt, their amount shall not be varied by the assumption of Commitments by an Accordion Lender pursuant to this Clause 2.6).
(i)Any agreement of a Lender under this Clause 2.6 to increase the Total Commitments is subject to:
(i)the further conditions precedent that on the Accordion Option Increase Date:
(A)the Repeating Representations are true in all material respects; and
(B)no Default is continuing or would be reasonably likely to result from the increase in Commitments; and
(ii)the satisfaction of such other conditions precedent (if any) as each relevant Accordion Lender shall require (in its discretion).
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(j)The Borrower may pay to an Accordion Lender a fee in the amount and at the times agreed between the Borrower and that Accordion Lender in a Fee Letter.
(k)On and from the Accordion Option Increase Date, this Agreement shall be amended, read and construed as if the Accordion Lender were party hereto with a Commitment or Commitments as detailed in the Accordion Option Notice.
(l)Any amounts payable to the Lenders by any Obligor on or before an Accordion Option Increase Date (including, without limitation, all interest, fees and commission payable up to (but excluding) that Accordion Option Increase Date) in respect of any period ending on or prior to that Accordion Option Increase Date shall be for the account of the Lenders prior to such Accordion Option Increase Date and no Accordion Lender shall have any interest in, or any rights in respect of, any such amount (save in respect of their Commitments up to (but excluding) that Accordion Option Increase Date).
(m)Each Lender irrevocably and unconditionally authorises the Agent to execute on its behalf:
(i)any Accordion Option Notice delivered to it pursuant to this Clause 2.6; and
(ii)any amendments required to the Finance Documents that are consequential on, incidental to or required to implement or reflect the introduction of Additional Commitments pursuant to this Clause 2.6.
(n)Clause 24.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.6 in relation to an Accordion Lender as if references in that Clause to:
(i)an Existing Lender were references to all the Lenders immediately prior to the relevant increase;
(ii)the New Lender were references to that Accordion Lender; and
(iii)a re-transfer and re-assignment were references to respectively a transfer and assignment.
(o)Any utilisation of Additional Commitments made available under this Clause 2.6 shall, for the avoidance of doubt:
(i)constitute a Loan under this Agreement; and
(ii)be repaid in accordance with the terms of this Agreement.
3Purpose
1.Purpose
The Borrower shall apply all amounts borrowed by it under the Facility towards the general corporate and working capital purposes of the Borrower Group or, in the case of any utilisation of any Ancillary Facility, towards prepayment of any Loan.
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2.Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4Conditions of Utilisation
1.Initial conditions precedent
(a)No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
(b)Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
2.Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and
(b)the Repeating Representations to be made by each Obligor are true in all material respects.
3.Maximum number of Loans
The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans would be outstanding.

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Section – Utilisation
5Utilisation
1.Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
2.Completion of a Utilisation Request
(a)Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iii)the proposed Interest Period complies with Clause 10 (Interest Periods).
(b)Only one Loan may be requested in each Utilisation Request.
3.Currency and amount
(a)The currency specified in a Utilisation Request must be dollars.
(b)The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of $250,000 or, if less, the Available Facility.
4.Lenders' participation
(a)If the conditions set out in this Agreement have been met, and subject to Clause 6 (Repayment), each Lender shall make its participation in each Loan available prior to close of business on the Utilisation Date through its Facility Office.
(b)Other than as set out in paragraph (c) below, the amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)If a Loan is made to repay Ancillary Outstandings, each Lender's participation in that Loan will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Loans then outstanding bearing the same proportion to the aggregate amount of the Loans then outstanding as its Commitment bears to the Total Commitments.
(d)The Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 30.1 (Payments to the Agent) , in each case by the Specified Time.
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5.Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

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Section – Repayment, prepayment and cancellation
6Ancillary Facilities
1.Type of Facility
An Ancillary Facility may be by way of:
(a)an overdraft facility;
(b)a guarantee, bonding, documentary or stand-by letter of credit facility;
(c)a short term loan facility;
(d)a derivatives facility;
(e)a foreign exchange facility; or
(f)any other facility or accommodation required in connection with the business of the Borrower Group and which is agreed by the Borrower with an Ancillary Lender.
2.Availability
(a)If the Borrower and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Commitment as an Ancillary Facility.
(b)An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Borrower:
(i)a notice in writing of the establishment of an Ancillary Facility and specifying:
(A)the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;
(B)the proposed type of Ancillary Facility to be provided;
(C)the proposed Ancillary Lender;
(D)the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft its Designated Gross Amount and its Designated Net Amount; and
(E)the proposed currency of the Ancillary Facility, which must be US Dollars.
(ii)any other information which the Agent may reasonably request in connection with the Ancillary Facility.
(c)The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.
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(d)Subject to compliance with paragraph (b) above:
(i)the Lender concerned will become an Ancillary Lender; and
(ii)the Ancillary Facility will be available,
with effect from the date agreed by the Borrower and the Ancillary Lender.
3.Terms of Ancillary Facilities
(a)Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Borrower.
(b)Those terms:
(i)must be based upon normal commercial terms at that time (except as varied by this Agreement);
(ii)may allow only the Borrower to use the Ancillary Facility;
(iii)may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;
(iv)may not allow a Lender's Ancillary Commitment to exceed that Lender's Available Commitment (before taking into account the effect of the Ancillary Facility on that Available Commitment); and
(v)must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date (or such earlier date as the Commitment of the relevant Ancillary Lender is reduced to zero).
(c)If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:
(i)Clause 33.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;
(ii)an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and
(iii)where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.
(d)Interest, commission and fees on Ancillary Facilities are dealt with in Clause 12.4 (Interest, commission and fees on Ancillary Facilities).
4.Repayment of Ancillary Facility
(a)An Ancillary Facility shall cease to be available on the Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.
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(b)If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.
(c)No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:
(i)required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;
(ii)the Total Commitments have been cancelled in full, or all outstanding Loans have become due and payable in accordance with the terms of this Agreement;
(iii)it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender for the Ancillary Lender to do so); or
(iv)both
(A)the Available Commitments; and
(B)the notice of the demand given by the Ancillary Lender
would not prevent the Borrower funding the repayment of those Ancillary Outstandings in full by way of Loan.
(d)If a Loan is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.
5.Limitation on Ancillary Outstandings
The Borrower shall procure that:
(a)the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and
(b)in relation to a Multi-account Overdraft:
(i)the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and
(ii)the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.
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6.Adjustment for Ancillary Facilities upon acceleration
(a)In this Clause 6.6:
Outstandings means, in relation to a Lender, the aggregate of:
(a)its participation in each Loan then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender); and
(b)if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility); and
Total Outstandings means the aggregate of all Outstandings.
(b)If the Agent exercises any of its rights under Clause 23.13 (Acceleration) (other than declaring Loans to be due on demand), each Lender and each Ancillary Lender shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to the Outstandings) their claims in respect of amounts outstanding to them under the Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Outstandings of each Lender bear the same proportion to the Total Outstandings as such Lender's Commitment bears to the Total Commitments, each as at the date the Agent exercises the relevant right(s) under 23.13 (Acceleration).
(c)If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.
(d)Any transfer of rights and obligations relating to Outstandings made pursuant to this Clause 6.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer, pursuant to Clause 24.10 (Pro rata interest settlement)).
(e)Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.
(f)All calculations to be made pursuant to this Clause 6.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.
7.Information
The Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. The
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Borrower consents to all such information being released to the Agent and the other Finance Parties.
8.Affiliates of Lenders as Ancillary Lenders
(a)Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Commitment is the amount set out in Schedule 1 (The Original Lenders) and/or the amount of any Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.
(b)The Borrower shall specify any relevant Affiliate of a Lender in any notice delivered by the Parent to the Agent pursuant to paragraph (b)(i) of Clause 6.2 (Availability).
(c)If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.
(d)Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.
9.Commitment amounts
Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment is not less than:
(a)its Ancillary Commitment; or
(b)the Ancillary Commitment of its Affiliate.
10.Amendments and Waivers – Ancillary Facilities
No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 6). In such a case, Clause 36 (Amendments and waivers) will apply.
7Repayment
(a)The Borrower shall repay each Loan on the last day of its Interest Period.
(b)Without prejudice to the Borrower's obligation under paragraph (a) above, if:
(i)one or more Loans are to be made available to the Borrower:
(A)on the same day that a maturing Loan is due to be repaid by the Borrower; and
(B)in whole or in part for the purpose of refinancing the maturing Loan; and
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(ii)the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:
(A)if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
1)the relevant Borrower will only be required to make a payment under Clause 30.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and
2)each Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan and that Lender will not be required to make a payment under Clause 30.1 (Payments to the Agent) in respect of its participation in the new Loans; and
(B)if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
1)the relevant Borrower will not be required to make a payment under Clause 30.1 (Payments to the Agent); and
2)each Lender will be required to make a payment under Clause 30.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender's participation in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.
(c)At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the last day of the Availability Period and will be treated as separate Loans (the Separate Loans).
(d)Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.
(e)The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (d) above, in which case those paragraphs shall prevail in respect of any Separate Loan.
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8Prepayment and cancellation
1.Illegality
If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
(a)that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and
(c)to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 8.6 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender's participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.
2.Change of control
(a)If a Change of Control occurs:
(i)the Borrower shall promptly notify the Agent upon becoming aware of that event;
(ii)a Lender shall not be obliged to fund a Loan (except for a Rollover Loan);
(iii)the Lenders shall negotiate with the Parent for a period of not less than 30 days (or such shorter period as is agreed between all parties) (the Negotiation Period) to seek to find agreed terms upon which the Facility will continue to be provided; and
(iv)if no agreement is reached then, on the date falling five Business Days after the end of the Negotiation Period, the Available Commitment of each Lender shall be automatically cancelled and all Loans and Ancillary Outstandings, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall be immediately due and payable, whereupon each such Available Commitment will be immediately cancelled, the Facility shall immediately cease to be available for further utilisation and all such Loans, Ancillary Outstandings, accrued interest and other amounts shall become immediately due and payable.
(b)For the purposes of paragraph (a) above, Change of Control means an event or series of events by which either:
(i)the Borrower ceases to be a wholly-owned Subsidiary of the Parent; or
(ii)a Change of Control (as defined in the Parent Facility Agreement) occurs with respect to the Parent.
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3.Sale
Upon the occurrence of the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions:
(a)the Borrower shall promptly notify the Agent upon becoming aware of that event;
(b)a Lender shall not be obliged to fund a Loan (except for a Rollover Loan); and
(c)the Available Commitment of each Lender shall be automatically cancelled and all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall be immediately due and payable, whereupon the Facility shall immediately cease to be available for further utilisation and all such Loans, accrued interest and other amounts shall become immediately due and payable.
4.Loss of exchange membership
If the Borrower's membership status of any exchange that is, in the reasonable opinion of the Agent, material to its trading activity (including, without limitation, the London Metal Exchange) is cancelled, terminated or suspended for any reason whatsoever:
(a)the Borrower shall promptly notify the Agent upon becoming aware of that event;
(b)a Lender shall not be obliged to fund a Loan (except for a Rollover Loan); and
(c)the Available Commitment of each Lender shall be automatically cancelled and all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall be immediately due and payable, whereupon the Facility shall immediately cease to be available for further utilisation and all such Loans, accrued interest and other amounts shall become immediately due and payable.
5.Voluntary cancellation
The Borrower may, if it gives the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 500,000) of the Available Facility. Any cancellation under this Clause 8.5 shall reduce the Commitments of the Lenders rateably.
6.Right of replacement or repayment and cancellation in relation to a single Lender
(a)If:
(i)any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or
(ii)any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased Costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that
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Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.
(b)On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment of that Lender shall be immediately reduced to zero.
(c)On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in that Loan and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.
(d)If:
(i)any of the circumstances set out in paragraph (a) above apply to a Lender; or
(ii)an Obligor becomes obliged to pay any amount in accordance with Clause 8.1 (Illegality) to any Lender, the Borrower may, on five Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.
(e)The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:
(i)the Borrower shall have no right to replace the Agent;
(ii)neither the Agent nor any Lender shall have any obligation to find a replacement Lender;
(iii)in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.
(f)A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.
7.Right of cancellation in relation to a Defaulting Lender
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(a)If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days' notice of cancellation of each Available Commitment of that Lender.
(b)On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall be immediately reduced to zero.
(c)The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
8.Restrictions
(a)Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.
(d)The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
(g)If all or part of any Lender's participation in a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.
9.Application of prepayments
Any prepayment of a Loan pursuant to Clause 8.2 (Change of control), Clause 8.3 (Sale) or Clause 8.4 (Loss of exchange membership) shall be applied pro rata to each Lender's participation in that Loan.

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Section – Costs of Utilisation
9Interest
1.Calculation of interest
The rate of interest on each Loan on any day during its Interest Period is the percentage rate per annum which is the aggregate of:
(a)    the Margin; and
(b)    the Enhanced Daily Rate.
2.Payment of interest
The Borrower shall pay accrued interest on each Loan on the last day of its Interest Period.
3.Default interest
(a)If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.
(b)If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.
(c)Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
4.Notification of rates of interest
(a)The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
(b)This Clause 9.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.
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10Interest Periods
1.Selection of Interest Periods
(a)The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.
(b)Subject to this Clause 10, the Borrower may select an Interest Period of up to seven (7) days or of any other period agreed between the Borrower, the Agent and all the Lenders.
(c)An Interest Period for a Loan shall not extend beyond the Termination Date.
(d)Each Interest Period for a Loan shall start on the Utilisation Date.
(e)A Loan has one Interest Period only.
2.Changes to Interest Periods
If the Agent makes any of the changes to an Interest Period referred to in this Clause 10.2, it shall promptly notify the Borrower and the Lenders.
3.Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
11Break Costs
(a)The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
12Fees
1.Commitment fee
(a)The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at 0.625 per cent. per annum, on that Lender's Available Commitment for the Availability Period.
(b)The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.
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(c)No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
2.Arrangement fee
The Borrower shall pay to the Agent (for the account of the Original Lender) an arrangement fee in the amount and at the times agreed in a Fee Letter.
3.Agency fee
At any time following the date upon which there is more than one Lender under this Agreement, the Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
4.Interest, commission and fees on Ancillary Facilities
The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower based upon normal market rates and terms.

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Section – Additional payment obligations
13Tax gross-up and indemnities
1.Definitions
In this Agreement:
Borrower DTTP Filing means an HM Revenue & Customs' Form DTTP2 or DTTP2A duly completed and filed by the relevant Borrower, which:
(a)where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Schedule 1 (The Lenders), and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or
(b)where it relates to a Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender; and is filed with HM Revenue & Customs within 30 days of that date.
Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Qualifying Lender means:
(c)a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(i)a Lender:
(A)which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or
(B)in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(ii)a Lender which is:
(A)a company resident in the United Kingdom for United Kingdom tax purposes;
(B)a partnership each member of which is:
1)a company so resident in the United Kingdom; or
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2)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;
(C)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(iii)a Treaty Lender; or
(d)a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.
Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(e)a company resident in the United Kingdom for United Kingdom tax purposes;
(f)a partnership each member of which is:
(i)a company so resident in the United Kingdom; or
(ii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(g)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).
Treaty Lender means a Lender which:
(h)is treated as a resident of a Treaty State for the purposes of the Treaty; and
(i)does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected.
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Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
UK Non-Bank Lender means a Lender which is not an Original Lender and which gives a Tax Confirmation in the documentation which it executes on becoming a Party as a Lender.
Unless a contrary indication appears, in this Clause 13 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.
2.Tax gross-up
(a)Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.
(c)If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(i)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(ii)the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:
(A)an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Borrower a certified copy of that Direction; and
(B)the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
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(iii)the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:
(A)the relevant Lender has not given a Tax Confirmation to the Borrower; and
(B)the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or
(iv)the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.
(e)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(f)Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(g)
(i)Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.
(ii)
(A)A Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1 (The Lenders); and
(B)a Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.
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(h)If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:
(i)the Borrower has not made a Borrower DTTP Filing in respect of that Lender; or
(ii)the Borrower has made a Borrower DTTP Filing in respect of that Lender but:
(A)that Borrower DTTP Filing has been rejected by HM Revenue & Customs;
(B)HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing; or
(C)HM Revenue & Customs has given the Borrower authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired, and, in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.
(i)If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment or its participation in any Loan unless the Lender otherwise agrees.
(j)The Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of the Borrower DTTP Filing to the Agent for delivery to the relevant Lender.
(k)A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation.
3.Tax indemnity
(a)The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)Paragraph (a) above shall not apply:
(i)with respect to any Tax assessed on a Finance Party:
(A)under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,
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if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)to the extent a loss, liability or cost:
(A)is compensated for by an increased payment under Clause 13.2 (Tax gross-up);
(B)would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied; or
(C)relates to a FATCA Deduction required to be made by a Party.
(c)A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.
(d)Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.
4.Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
5.Lender status confirmation
Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:
(a)not a Qualifying Lender;
(b)a Qualifying Lender (other than a Treaty Lender); or
(c)a Treaty Lender.
If such a Lender fails to indicate its status in accordance with this Clause 13.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of
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doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.
6.Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
7.VAT
(a)All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)Any reference in this Clause 13.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and
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unless the context otherwise requires) a reference to the representative member of such group at such time(the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).
(e)In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.
8.FATCA information
(a)Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(d)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
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9.FATCA Deduction
(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.
14Increased Costs
1.Increased Costs
(a)Subject to Clause 14.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement, or (iii) the implementation, administration or application of Basel III or CRD IV or any other law or regulation that implements Basel III or CRD IV.
(b)In this Agreement:
Basel III means:
(a)the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity, risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated;
(c)the agreements contained in "Basel III: Finalising post-crisis reforms" published by the Basel Committee on Banking Supervision in December 2017 as amended, supplemented or restated; and
(d)any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
CRD IV means EU CRD IV and UK CRD IV.
EU CRD IV means:
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(e)"Regulation (EU) No 575/2013 of the European Parliament and of the Council dated 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012", as amended from time to time; and
(f)"Directive 2013/36/EU of the European Parliament and of the Council dated 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC", as amended from time to time.
Increased Costs means:
(g)a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(h)an additional or increased cost; or
(i)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.
UK CRD IV means:
(j)"Regulation (EU) No 575/2013 of the European Parliament and of the Council dated 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012" as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the Withdrawal Act);
(k)the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures;
(l)direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; and
(m)CRR rules (as defined in section 144A of the Financial Services and Markets Act 2000) as amended, restated or re-enacted from time to time.
2.Increased Cost claims
(a)A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.
(b)Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
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3.Exceptions
(a)Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)attributable to a FATCA Deduction required to be made by a Party;
(iii)compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or
(iv)attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)In this Clause 14.3, a reference to a Tax Deduction has the same meaning given to that term in Clause 13.1 (Definitions).
15Other indemnities
1.Currency indemnity
(a)If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
(i)making or filing a claim or proof against that Obligor; or
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
2.Other indemnities
The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)the occurrence of any Event of Default;
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(b)a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);
(c)funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(d)a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
3.Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)investigating any event which it reasonably believes is a Default;
(b)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
16Mitigation by the Lenders
1.Mitigation
(a)Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
2.Limitation of liability
(a)The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).
(b)A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
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17Costs and expenses
1.Transaction expenses
The Borrower shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:
(a)this Agreement and any other documents referred to in this Agreement; and
(b)any other Finance Documents executed after the date of this Agreement.
2.Amendment costs
If:
(a)an Obligor requests an amendment, waiver or consent; or
(b)an amendment is required pursuant to Clause 30.10 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.
3.Enforcement costs
The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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Section - Guarantee
18Guarantee and indemnity
1.Guarantee and indemnity
The Parent irrevocably and unconditionally jointly and severally:
(a)guarantees to each Finance Party punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;
(b)undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Parent shall immediately on demand pay that amount as if it was the principal obligor; and
(c)agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Parent under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.
2.Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
3.Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Parent under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
4.Waiver of defences
The obligations of the Parent under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:
(a)any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
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(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)any insolvency or similar proceedings.
5.Immediate recourse
The Parent waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Parent under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
6.Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent shall not be entitled to the benefit of the same; and
(b)hold in an interest-bearing suspense account any moneys received from the Parent or on account of the Parent's liability under this Clause 18.
7.Deferral of Parent's rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, and unless the Agent otherwise directs, the Parent will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:
(a)to be indemnified by an Obligor;
(b)to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
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(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Parent has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);
(e)to exercise any right of set-off against any Obligor; and/or
(f)to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If the Parent receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).
8.Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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Section – Representations, undertakings and Events of Default
19Representations
Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.
1.Status
(a)It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)It and, in the case of the Borrower, each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
2.Binding obligations
The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.
3.Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)any law or regulation applicable to it;
(b)its or, in the case of the Borrower, any of its Subsidiaries' constitutional documents; or
(c)any material agreement or instrument binding upon it or any of its assets or, in the case of the Borrower, on any of its Subsidiaries or any of its Subsidiaries' assets.
4.Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
5.Validity and admissibility in evidence
All Authorisations required or desirable:
(a)to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(b)to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.
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6.Governing law and enforcement
(a)The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.
(b)Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.
7.Deduction of Tax
It is not required to make any Tax Deduction (as defined in Clause 13.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is:
(a)a Qualifying Lender:
(i)falling within paragraph (a)(i) of the definition of "Qualifying Lender"; or
(ii)except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of "Qualifying Lender"; or
(iii)falling within paragraph (b) of the definition of "Qualifying Lender" or;
(b)a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).
8.No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.
9.No default
(a)No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.
(b)No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or, in the case of the Borrower, any of its Subsidiaries or to which its (or, in the case of the Borrower, any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.
10.No misleading information
(a)Any material factual information provided by the Parent or any member of the Borrower Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b)The financial projections provided to the Agent have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.
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(c)Nothing has occurred since the date that any such information was provided and nothing has been omitted from such information provided to the Agent and no information has been given or withheld by the Parent or any member of the Borrower Group that results in the information supplied to the Agent by the Parent and/or any member of the Borrower Group being untrue or misleading in any material respect.
11.Financial statements
(a)Its Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b)Its Original Financial Statements fairly present its financial condition as at the end of the relevant financial year and its consolidated results of operations during the relevant financial year.
(c)In the case of the Borrower, there has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Borrower Group) since the accounts most recently delivered pursuant to Clause 20.1 (Financial statements).
12.Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally or under regulations applicable to each Obligor as a result of business conducted by such Obligor in its capacity as a futures commission merchant.
13.No proceedings
(a)No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or, in the case of the Borrower, any of its Subsidiaries.
(b)No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it or, in the case of the Borrower, any of its Subsidiaries.
14.Sanctions
(a)Neither it nor any of its Subsidiaries, nor any directors, officers or employees of it or any of its Subsidiaries:
(i)is a Restricted Party or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Restricted Party;
(ii)is or ever has been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions;
(iii)is engaging or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or
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(iv)has engaged or is engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of any Restricted Party.
(b)No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute, provide or has otherwise been made to fund or finance any business activities or transactions:
(i)of or with a Restricted Party; or
(ii)in any other manner which would result in any Obligor or any member of the Group or the Lender being in breach of any Sanctions or becoming a Restricted Party.
(c)No provision of this Clause 19.14 is given to the extent that it would be in breach of, or conflict with Council Regulation (EC) No 2271/1996 of 22 November 1996 (as amended) or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom.
15.Anti-corruption law
It and each member of the Group has conducted its business in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
16.Plan Assets
As of the date of this Agreement, the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entry into, participation in, administration of and performance of the Loans, the Commitments or this Agreement
17.Investment Company Act
Neither Obligor is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.
18.Margin Stock
Neither Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of any Utilisation will be used to buy or carry any margin stock (as so defined). After applying the proceeds of any Utilisation made hereunder, not more than 25% of the value of the assets of (a) either Obligor or (b) either Obligor and each of its Subsidiaries, on a consolidated basis, is represented by margin stock (as so defined).
19.Repetition
The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, the first day of each Interest Period, the date of each Accordion Option Notice and on each Accordion Option Increase Date.
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20Information undertakings
The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
1.Financial statements
The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)as soon as the same become available, but in any event within 120 days after the end of each of its financial years its audited consolidated financial statements for that financial year:
(b)as soon as the same become available, but in any event within 45 days after the end of each quarter of each of its financial years, its consolidated financial statements for that financial quarter; and
(c)a copy of each financial statement that is delivered by the Parent to the Administrative Agent (as defined in the Effective Parent Facility Agreement) and Lenders (as defined in the Effective Parent Facility Agreement) within two (2) Business Days of such delivery under the Effective Parent Facility Agreement, together with any certificates or other information delivered in conjunction with such financial statements in accordance with the provisions of the Effective Parent Facility Agreement.
2.Compliance Certificate
(a)The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.
(b)Each Compliance Certificate shall be signed by two directors of the Borrower (one of whom must be the Borrower's finance director).
3.Requirements as to financial statements
(a)Each set of financial statements delivered by the Borrower pursuant to paragraph (a) or (b) of Clause 20.1 (Financial statements) shall be certified by a director or senior officer of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.
(b)The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to paragraph (a) or (b) of Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference
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periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:
(i)a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and
(ii)sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
4.Information: miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)all documents dispatched by the Borrower to its creditors generally at the same time as they are dispatched;
(b)promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;
(c)promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which might have a Material Adverse Effect;
(d)promptly upon becoming aware of them, the details of any proposed change of its management; and
(e)promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.
5.Notification of default
(a)Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
(b)Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
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6.Direct electronic delivery by Borrower
The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 32.5 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.
7."Know your customer" checks
(a)If:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or
(iii)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(c)Promptly following any request therefor, the Obligors shall provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.
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21Financial covenants
1.Financial definitions
In this Agreement:
Financial Quarter means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.
Financial Year means the annual accounting period of the Borrower Group ending on or about 30 September in each year.
Net Tangible Assets means, on any date, Total Net Assets less Total Liabilities on that date.
Quarter Date means 31 March, 30 June, 30 September and 31 December in each year.
Relevant Period means each period of twelve months ending on or about the last day of the Financial Year and each period of twelve months ending on or about the last day of each Financial Quarter.
Total Assets means, on any date, the aggregate (on a consolidated basis) of all assets of each member of the Borrower Group on that date.
Total Intangible Assets means, on any date, the aggregate (on a consolidated basis) of all intangible assets of each member of the Borrower Group on that date.
Total Liabilities means, on any date, the aggregate (on a consolidated basis) of all liabilities of each member of the Borrower Group on that date.
Total Net Assets means, on any date, Total Assets less Total Intangible Assets on that date.
2.Financial condition
The Borrower shall ensure that Net Tangible Assets shall at no time be less than USD 400,000,000.
3.Financial testing
The financial covenant set out in Clause 21.2 (Financial condition) shall be calculated in accordance with the accounting practices and financial reference points consistent with those applied in the preparation of the Original Financial Statements and tested by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 20.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).
22General undertakings
The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
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1.Authorisations
Each Obligor shall promptly:
(a)obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.
2.Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.
3.Negative pledge
In this Clause 22.3, Quasi-Security means an arrangement or transaction described in paragraph (b) below.
(a)No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) create or permit to subsist any Security over any of its assets.
(b)No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will):
(i)sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Borrower Group;
(ii)sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:
(i)Security granted by the Borrower in favour of Bank of China Limited, London Branch prior to the date of this Agreement on the terms that are in place as at the date of this Agreement over warrants which are deposited with Bank of China Limited, London Branch as security in connection with the facility under
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which such warrants were financed, provided that the maximum amount secured thereby does not at any time exceed USD 75,000,000;
(ii)any Security granted by the Borrower in favour of LME and/or LME Clear (in each case in its own capacity and not on behalf of or on trust for other persons) provided that such Security is granted by the Borrower in the ordinary course of its business in accordance with the LME Rules and Procedures and in order to support exchange membership and clearing agreements with the LME;
(iii)in respect of the Parent, any Security or Quasi-Security that it is permitted to create under the terms of:
(A)the Parent Facility Agreement; or
(B)to the extent that the relevant provision(s) of the Parent Facility Agreement have been amended and/or waived and such amended/waived provision(s) does/do not, and could not, relate to any member of the Borrower Group, the Effective Parent Facility Agreement;
(iv)any netting or set-off arrangement entered into by an Obligor or a member of the Borrower Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances (including a Multi-account Overdraft);
(v)any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by an Obligor or a member of the Borrower Group for the purpose of:
(A)hedging any risk to which an Obligor or a member of the Borrower Group is exposed in its ordinary course of trading; or
(B)its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only, excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;
(vi)any lien arising by operation of law and in the ordinary course of trading;
(vii)any Security or Quasi-Security over or affecting any asset acquired by an Obligor or a member of the Borrower Group after the date of this Agreement if:
(A)the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by an Obligor or a member of the Borrower Group; and
(B)the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by an Obligor or a member of the Borrower Group;
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(viii)any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Borrower Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Borrower Group, if:
(A)the Security or Quasi-Security was not created in contemplation of the acquisition of that company; and
(B)the principal amount secured has not increased in contemplation of or since the acquisition of that company;
(ix)any Security or Quasi-Security entered into pursuant to any Finance Document;
(x)Security which is deemed to exist in connection with Investments in repurchase transactions which are permitted by the FCA and the LME with respect to trading assets entered into by a member of the Borrower Group in the ordinary course of business with non-Affiliates, so long as the obligations of the counterparty are valid, enforceable and in full force and effect;
(xi)any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to an Obligor or a member of the Borrower Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Borrower Group; or
(xii)any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by an Obligor or any member of the Borrower Group other than any permitted under paragraphs (i) to (xi) above) does not exceed USD 2,000,000 (or its equivalent in another currency or currencies).
4.Disposals
(a)No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.
(b)Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)in respect of the Parent, any sale, lease, licence, transfer or other disposal that it is permitted to make under the terms of:
(A)the Parent Facility Agreement; or
(B)to the extent that the relevant provision(s) of the Parent Facility Agreement have been amended and/or waived and such amended/waived provision(s) does/do not, and could not, relate to any member of the Borrower Group, the Effective Parent Facility Agreement;
(ii)made in the ordinary course of trading of the disposing entity;
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(iii)of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash); or
(i)where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iii) above) does not exceed an amount equal to 7.5 per cent of the Tangible Net Assets of the Borrower (or its equivalent in another currency or currencies) in any financial year.
5.Merger
(a)No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.
(b)Paragraph (a) above does not apply to:
(i)any sale, lease, transfer or other disposal permitted pursuant to Clause 22.4 (Disposals);
(ii)the Permitted Reorganisation; or
(iii)any amalgamation, demerger, merger or corporate reconstruction which is permitted under the Effective Parent Facility Agreement, to the extent that the Parent is the surviving entity of any such amalgamation, demerger, merger or corporate reconstruction.
6.Change of business
The Borrower shall procure that no substantial change is made to the general nature of the business of the Obligors or the Borrower Group from that carried on at the date of this Agreement.
7.Sanctions - use of Loans
(a)No Obligor and no member of the Group may:
(i)use, lend, contribute or otherwise make available any part of the proceeds of any Loan or other transaction contemplated:
(A)for the purpose of financing any trade, business or other activities involving, or for the benefit of, any Restricted Party; or
(B)in any other manner that would reasonably be expected to result in any person being in breach of any Sanctions or becoming a Restricted Party;
(ii)engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or
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(iii)fund all or part of any payment in connection with a Finance Document out of proceeds derived from business or transactions with a Restricted Party, or from any action which is in breach of any Sanctions
(b)No provision of this Clause 22.7 is given to the extent that it would be in breach of, or conflict with Council Regulation (EC) No 2271/1996 of 22 November 1996 (as amended) or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom.
8.Anti-corruption law
(a)No Obligor shall (and shall ensure that none of its Subsidiaries will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Policies Act of 1977 or other similar legislation in other jurisdictions.
(b)Each Obligor shall (and shall ensure that each of its Subsidiaries will):
(i)conduct its business in compliance with applicable anti-corruption laws; and
(ii)maintain policies and procedures designed to promote and achieve compliance with such laws.
9.Acquisitions
(a)Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Borrower Group will):
(i)acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or
(ii)incorporate a company.
(b)Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in them) or the incorporation of a company which is a Permitted Acquisition.
10.Pari passu ranking
Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies or under regulations applicable to each Obligor as a result of business conducted by such Obligor in its capacity as a futures commission merchant.
11.Financial Indebtedness
(a)Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) incur or allow to remain outstanding any Financial Indebtedness.
(b)Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.
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12.Investments
No Obligor shall (and the Borrower shall ensure that no member of the Borrower Group will) make any Investments other than:
(a)in respect of the Parent, as permitted under the:
(i) Parent Facility Agreement; and
(ii)to the extent that the relevant provision(s) of the Parent Facility Agreement have been amended and/or waived and such amended/waived provision(s) does/do not, and could not, relate to any member of the Borrower Group, the Effective Parent Facility Agreement; and
(b)in respect of each Obligor and each member of the Borrower Group, by way of a Permitted Acquisition or as part of the Permitted Reorganisation.
13.Regulatory requirements
Each Obligor shall (and the Borrower shall ensure that each member of the Borrower Group will) comply in all respects with all regulatory requirements to which it may be subject, if failure to so comply has or is reasonably likely to have a Material Adverse Effect.
14.ERISA Compliance
The Parent shall do, and cause each of its ERISA Affiliates to do, each of the following:
(a)     maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other US federal or state law;
(b)     cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and
(c)     make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Code.
23Events of Default
Each of the events or circumstances set out in Clause 23 is an Event of Default (save for Clause 22.13 (Acceleration).
1.Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
(a)its failure to pay is caused by:
(i)administrative or technical error; or
(ii)a Disruption Event; and
(b)payment is made within two Business Days of its due date.
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2.Financial covenants
Any requirement of Clause 21 (Financial covenants) is not satisfied.
3.Other obligations
(a)An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).
(b)No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within10 Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.
4.Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
5.Cross default
(a)Any Financial Indebtedness of any Obligor or any member of the Group is not paid when due nor within any originally applicable grace period.
(b)Any Financial Indebtedness of any Obligor or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)Any commitment for any Financial Indebtedness of any Obligor or any member of the Group is cancelled or suspended by a creditor of any Obligor or any member of the Group as a result of an event of default (however described).
(d)Any creditor of any Obligor or any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).
(e)No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than:
(i)in the case of the Group as a whole, USD 50,000,000 (or its equivalent in any other currency or currencies); or
(ii)in the case of the Borrower Group, USD 10,000,000 (or its equivalent in any other currency or currencies).
6.Insolvency
(a)A member of the Group:
(i)is unable or admits inability to pay its debts as they fall due;
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(ii)suspends making payments on any of its debts; or
(iii)by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.
(iv)The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).
(v)A moratorium is declared in respect of any indebtedness of any member of the Group.
7.Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;
(b)a composition, compromise, assignment or arrangement with any creditor of any member of the Group;
(c)the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or
(d)enforcement of any Security over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction.
This Clause 23.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.
8.Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any member of the Group having an aggregate value of USD 10,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 14 days.
9.Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.
10.Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.
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11.Litigation
(a)Any judgment or order of a court, arbitral body or agency is made, against any Obligor or any member of the Group or its assets.
(b)No Event of Default will occur under this Clause 23.11 unless there has been entered against any member of the Group:
(i)one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders across all members of the Group) exceeding USD 50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), and the same shall remain unpaid or undischarged; or
(ii)any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, in either case:
(A)enforcement proceedings are commenced by any creditor upon such judgment or order; or
(B)there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.
12.Material adverse change
Any event or circumstance, or series of events or circumstances, occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.
13.Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)cancel the Available Commitment of each Lender and/or each Ancillary Commitment of each Ancillary Lender whereupon each such Available Commitment and Ancillary Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;
(b)declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;
(c)declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;
(d)declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; and/or
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(e)declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders,
Provided that, in the case of the occurrence of an Event of Default of the kind referred to in Clause 23.6 (Insolvency) or 23.7 (Insolvency Proceedings), (a) all such Available Commitments and Ancillary Commitments shall automatically be terminated, and (b) the principal amount of, and the accrued interest on, the Utilisations then outstanding and all other amounts payable by the Borrower hereunder shall become automatically due and payable, all without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.

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Section – Changes to Parties
24Changes to the Lenders
1.Assignments and transfers by the Lenders
Subject to this Clause 24, a Lender (the Existing Lender) may:
(a)assign any of its rights; or
(b)transfer by novation any of its rights and obligations,
under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).
2.Borrower consent
(a)The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:
(i)to another Lender or an Affiliate or Related Fund of any Lender; or
(ii)made at a time when an Event of Default is continuing.
(b)The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.
3.Other conditions of assignment or transfer
(a)An assignment will only be effective on:
(i)receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and
(ii)performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(b)A transfer will only be effective if the procedure set out in Clause 24.6 (Procedure for transfer) is complied with.
(c)If:
(i)a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
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(ii)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply:
(iii)in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility; or
(iv)in relation to Clause 13.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) of Clause 13.2 (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.
(d)Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
(e)Any assignment or transfer by an Existing Lender to a New Lender shall only be effective if it assigns or transfers the Existing Lender's share of the Facility pro rata against the Existing Lender's Available Commitment and its participation in Utilisations under the Facility.
4.Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of GBP 3,000.
5.Limitation of responsibility of Existing Lenders
(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)the financial condition of any Obligor;
(iii)the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
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(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
6.Procedure for transfer
(a)Subject to the conditions set out in Clause 24.2 (Borrower consent) and Clause 24.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)Subject to Clause 24.10 (Pro rata interest settlement), on the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);
(ii)each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
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(iii)the Agent, the New Lender, the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)the New Lender shall become a Party as a "Lender".
7.Procedure for assignment
(a)Subject to the conditions set out in Clause 24.2 (Borrower consent) and Clause 24.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)Subject to Clause 24.10 (Pro rata interest settlement), on the Transfer Date:
(i)the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(ii)the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement; and
(iii)the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.
(d)Lenders may utilise procedures other than those set out in this Clause 24.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 24.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Borrower consent) and Clause 24.3 (Other conditions of assignment or transfer).
8.Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.
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9.Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(ii)require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
10.Pro rata interest settlement
(a)If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.6 (Procedure for transfer) or any assignment pursuant to Clause 24.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(i)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and
(ii)the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(A)when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(B)the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.10, have been payable to it on that date, but after deduction of the Accrued Amounts.
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(b)In this Clause 24.10 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.
(c)An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 24.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.
25Changes to the Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
26Restriction on Debt Purchase Transactions
Neither Obligor shall, and shall procure that no other member of the Group will, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

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Section – The Finance Parties
27Role of the Agent
1.Appointment of the Agent
(a)Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)Each Lender authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
2.Instructions
(a)The Agent shall:
(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)in all other cases, the Majority Lenders; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(e)In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
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(f)The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
3.Duties of the Agent
(a)The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)Without prejudice to Clause 24.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.
(d)Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement, it shall promptly notify the other Finance Parties.
(g)The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
4.No fiduciary duties
(a)Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.
(b)Neither the Agent nor any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
5.Business with the Group
The Agent and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
6.Rights and discretions
(a)The Agent may:
(i)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
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(ii)assume that:
(A)any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));
(ii)any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(iii)any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors,
(c)The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.
(e)The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)The Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)Without prejudice to the generality of paragraph (g) above, the Agent:
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(i)may disclose; and
(ii)on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.
(i)Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(j)Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
7.Responsibility for documentation
Neither the Agent nor any Ancillary Lender is responsible or liable for:
(a)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(c)any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
8.No duty to monitor
The Agent shall not be bound to enquire:
(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)whether any other event specified in any Finance Document has occurred.
9.Exclusion of liability
(a)Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or any Ancillary Lender), neither the Agent nor any Ancillary Lender will be liable for:
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(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or
(iii)without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever) but not including any claim based on the fraud of the Agent) arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party (other than the Agent or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender, in respect of any claim it might have against the Agent or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this paragraph (b) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
(c)The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
(d)Nothing in this Agreement shall oblige the Agent to carry out:
(i)any "know your customer" or other checks in relation to any person; or
(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,
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on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
10.Lenders' indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.11 (Disruption to payment systems, etc.)), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
11.Resignation of the Agent
(a)The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or European Union as successor by giving notice to the Lenders and the Borrower.
(b)Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.
(c)If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).
(d)If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are
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consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.
(e)The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(f)The Agent's resignation notice shall only take effect upon the appointment of a successor.
(g)Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(h)After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
(i)The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)the Agent fails to respond to a request under Clause 13.8 (FATCA information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Agent pursuant to Clause 13.8 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.
12.Replacement of the Agent
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(a)After consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.
(b)The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(c)The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 27.12 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).
(d)Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
13.Confidentiality
(a)In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
14.Relationship with the Lenders
(a)Subject to Clause 24.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)entitled to or liable for any payment due under any Finance Document on that day; and
(ii)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 32.5 (Electronic communication)) electronic mail address and/or any
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other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(ii) of Clause 32.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
15.Credit appraisal by the Lenders and Ancillary Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)the financial condition, status and nature of each member of the Group;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
16.Agent's management time
Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 27.10 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).
17.Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
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18.Amounts paid in error
(a)If the Agent pays an amount to another Party and the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent together with, if such notification was made within 10 Business Days of the date of payment, interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(b)Neither:
(i)the obligations of any Party to the Agent; nor
(ii)the remedies of the Agent,
(whether arising under this Clause 27.18 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).
(c)All payments to be made by a Party to the Agent (whether made pursuant to this Clause 27.18 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(d)In this Agreement, Erroneous Payment means a payment of an amount by the Agent to another Party which the Agent determines (in its sole discretion) was made in error.
28Conduct of business by the Finance Parties
No provision of this Agreement will:
(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
29Sharing among the Finance Parties
1.Payments to Finance Parties
(a)Subject to paragraph (b) below, if a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:
(i)the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;
(ii)the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt
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or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(iii)the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).
(b)Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.
2.Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
3.Recovering Finance Party's rights
On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
4.Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and
(b)as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
5.Exceptions
(a)This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
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(i)it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
6.Ancillary Lenders
(a)This Clause 29 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to the Agent exercising any of its rights under Clause 23.13 (Acceleration).
(b)Following the exercise by the Agent of any of its rights under Clause 23.13 (Acceleration), this Clause 29 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings.

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Section – Administration
30Payment mechanics
1.Payments to the Agent
(a)On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.
2.Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.
3.Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
4.Clawback and pre-funding
(a)Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:
(i)the Borrower shall on demand refund it to the Agent; and
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(ii)the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
5.Impaired Agent
(a)If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 30.1 (Payments to the Agent) may instead either:
(i)pay that amount direct to the required recipient(s); or
(ii)if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).
In each case such payments must be made on the due date for payment under the Finance Documents.
(b)All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)A Party which has made a payment in accordance with this Clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
(d)Promptly upon the appointment of a successor Agent in accordance with Clause 27.12 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 30.2(Distributions by the Agent).
(e)A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)that it has not given an instruction pursuant to paragraph (d) above; and
(ii)that it has been provided with the necessary information by that Recipient Party,
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give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.
6.Partial payments
(a)If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;
(ii)secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
7.No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
8.Business Days
(a)Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
9.Currency of account
(a)Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
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10.Change of currency
(a)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and
(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
11.Disruption to payment systems, etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
(a)the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;
(b)the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and waivers);
(e)the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.11; and
(f)the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
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31Set-off
1.Set-off right
A Finance Party may set-off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
2.Ancillary Facilities
Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.
32Notices
1.Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.
2.Addresses
(a)The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(i)in the case of the Borrower, that identified with its name below;
(ii)in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(iii)in the case of the Agent, that identified with its name below, or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.
(b)The addresses referred to in paragraph (a) above are as follows:
(i)The Borrower:
Moor House, 1st Floor, 120 London Wall London EC2Y 5ET
Attention:    Celeste Callow
Email:        Celeste.Callow@StoneX.com
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(ii)The Agent:
Barclays Bank PLC
1 Churchill Place
London E14 5HP
Attention:    Loans Agency
Email:        loans.agency@barclays.com
3.Delivery
(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.
(b)Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified in paragraph (b) of Clause 32.2 (Addresses) (or any substitute department or officer as the Agent shall specify for this purpose).
(c)All notices from or to an Obligor shall be sent through the Agent.
(d)Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
(e)Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
4.Notification of address
Promptly upon changing its address, the Agent shall notify the other Parties.
5.Electronic communication
(a)Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
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(b)Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.
(c)Any such electronic communication or delivery as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
(d)Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 32.5.
6.Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.
7.English language
(a)Any notice given under or in connection with any Finance Document must be in English.
(b)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or
(ii)if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
33Calculations and certificates
1.Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
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2.Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
3.Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.
34Partial invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
35Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
36Amendments and waivers
1.Required consents
(a)Subject to Clause 36.2 (All Lender matters) and Clause 36.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.
(b)The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.
(c)Paragraph (c) of Clause 24.10 (Pro rata interest settlement) shall apply to this Clause 36.1.
2.All Lender matters
An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:
(a)the definition of "Majority Lenders" in Clause 1.1 (Definitions);
(b)an extension to the date of payment of any amount under the Finance Documents;
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(c)a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)a change in currency of payment of any amount under the Finance Documents;
(e)an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
(f)a change to the Borrower or the Parent in its capacity as a guarantor;
(g)any provision which expressly requires the consent of all the Lenders;
(h)Clause 2.2 (Increase), Clause 5.1 (Delivery of a Utilisation Request), Clause 8.1 (Illegality), Clause 8.2 (Change of control), Clause 8.9 (Application of prepayments), Clause 24 (Changes to the Lenders), Clause 29 (Sharing among the Finance Parties), this Clause 36, Clause 42 (Governing law) or Clause 43.1 (Jurisdiction);
(i)the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and indemnity); or
(j)Clause 19.14 (Sanctions) or Clause 22.7 (Sanctions - use of Loans), or the definition in Clause 1.1 (Definitions) of any defined term used in, or relevant to, those Clauses, shall not be made without the prior consent of all the Lenders.
3.Other exceptions
An amendment or waiver which relates to, or would otherwise affect, the rights or obligations of the Agent or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Agent or that Ancillary Lender as the case may be.
4.Excluded Commitments
If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 Business Days of that request being made (unless, the Borrower and the Agent agree to a longer time period in relation to any request):
(a)its Commitment shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and
(b)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request
5.Disenfranchisement of Defaulting Lenders
(a)For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)the Majority Lenders; or
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(ii)whether:
(A)any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or
(B)the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender's Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.
(b)For the purposes of this Clause 36.5, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)any Lender which has notified the Agent that it has become a Defaulting Lender;
(ii)any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
6.Replacement of a Defaulting Lender
(a)The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days' prior written notice to the Agent and such Lender:
(i)replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;
(ii)require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or
(iii)require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to an Eligible Institution (a Replacement Lender), which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the
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transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:
(A)in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause  24.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or
(B)in an amount agreed between that Defaulting Lender, the Replacement Lender and the Parent and which does not exceed the amount described in sub-paragraph (A) above.
(b)Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 36.6 shall be subject to the following conditions:
(i)the Borrower shall have no right to replace the Agent;
(ii)neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;
(iii)the transfer must take place no later than 60 days after the notice referred to in paragraph (a) above;
(iv)in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(v)the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.
(c)The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.
37Confidential Information
1.Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
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2.Disclosure of Confidential Information
(a)Any Finance Party may disclose:
(i)to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(ii)to any person:
(A)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(B)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(C)appointed by any Finance Party or by a person to whom paragraph (ii)(A) or (B) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 27.14 (Relationship with the Lenders));
(D)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (ii)(A) or (ii)(B) above;
(E)to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(F)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
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(G)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.9 (Security over Lenders' rights);
(H)who is a Party; or
(I)with the consent of the Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
1)in relation to paragraphs (ii)(A), (ii)(B) and (ii)(C) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
2)in relation to paragraph (ii)(D) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
3)in relation to paragraphs (ii)(E), (ii)(F) and (ii)(G) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and
(iii)to any person appointed by that Finance Party or by a person to whom paragraph (ii)(A) or (ii)(B) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including, without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (iii) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and
(iv)to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information
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is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
(b)For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.
3.Disclosure to numbering service providers
(a)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)names of Obligors;
(ii)country of domicile of Obligors;
(iii)place of incorporation of Obligors;
(iv)date of this Agreement;
(v)Clause 42 (Governing law);
(vi)the names of the Agent;
(vii)date of each amendment and restatement of this Agreement;
(viii)amount of the Facility (and any tranches);
(ix)amount of Total Commitments;
(x)currency of the Facility;
(xi)type of Facility;
(xii)ranking of Facility;
(xiii)Termination Date for the Facility;
(xiv)changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and
(xv)such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
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(c)Each Obligor represents that none of the information set out in paragraphs (a)(i) to (xv) above is, nor will at any time be, unpublished price-sensitive information.
(d)The Agent shall notify the Borrower and the other Finance Parties of:
(i)the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
4.Entire agreement
This Clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
5.Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
6.Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (ii)(E) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37.
7.Continuing obligations
The obligations in this Clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:
(a)the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)the date on which such Finance Party otherwise ceases to be a Finance Party.
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38Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
39Bail-In
1.Definitions
In this Clause 39:
Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
Bail-In Action means the exercise of any Write-down and Conversion Powers.
Bail-In Legislation means:
(a)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.
EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.
UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
Write-down and Conversion Powers means:
(d)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(e)in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such person or
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any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(f)in relation to any other applicable Bail-In Legislation:
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that Bail-In Legislation.
2.Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)any Bail-In Action in relation to any such liability, including:
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and
(b)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
40Waiver of consequential damages
To the extent permitted by applicable law, no Party shall assert, and hereby waives, any claim against any other Party or any of its Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Finance Documents or any agreement or instrument contemplated thereby, the Utilisations or the use of the proceeds thereof.
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41USA Patriot Act
Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it may be required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify the Obligor in accordance with said Act.

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Section – Governing law and enforcement
42Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
43Enforcement
1.Jurisdiction
(a)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).
(b)The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
2.Service of process
(a)Without prejudice to any other mode of service allowed under any relevant law, the Parent:
(i)irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Borrower by its execution of this Agreement, accepts that appointment); and
(ii)agrees that failure by an agent for service of process to notify the Parent of the process will not invalidate the proceedings concerned.
(b)If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within 10 days of such event taking place) appoint another agent on terms acceptable to the Lender (acting reasonably). Failing this, the Lender may appoint another agent for this purpose.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

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